Exhibit 4.7

CEPHEID

NON-PLAN STOCK OPTION AGREEMENT

(INDUCEMENT STOCK OPTION AWARD)

This Stock Option Agreement (this “Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Cepheid, a California corporation (the “Company”), and the optionee named below (“Optionee”). Capitalized terms not defined herein shall have the meaning ascribed to them in Section 24 or, if not defined therein, in the Company’s 2006 Equity Incentive Plan (the “Plan”).

Optionee:	Peter V. Farrell
Grant Number:	00004936
Total Option Shares:	100,000
Exercise Price Per Share:	$46.43
Date of Grant:	June 9, 2014
First Vesting Date:	June 9, 2015
Expiration Date:	June 9, 2021
Type of Stock Option:	Non-Qualified Stock Option

1. Grant of Option. The Company hereby grants to Optionee an option (this “Option”) to purchase up to the total number of shares of common stock of the Company (“Common Stock”), set forth above (collectively, the “Shares”) at the Exercise Price Per Share set forth above (the “Exercise Price”), subject to all of the terms and conditions of this Agreement. This option is not being granted under the terms of the Plan and is instead an inducement grant pursuant to Section 5635(c)(4) of The NASDAQ Stock Market Rules.

2. Vesting; Exercise Period.

2.1 Vesting of Shares. This Option shall be exercisable as it vests and shall not be exercisable with respect to any of the Shares until the First Vesting Date. Subject to the terms and conditions of this Agreement, this Option shall vest and become exercisable as to portions of the Shares as follows: If Optionee has continuously provided services to the Company, or any Parent or Subsidiary of the Company from the Date of Grant through and including the First Vesting Date, then on the First Vesting Date, this Option shall become exercisable as to twenty-five percent (25%) of the Shares. This Option shall become exercisable as to an additional 2.08333% of the Shares on each monthly anniversary after the First Vesting Date, provided that Optionee has continuously provided services to the Company, or any Parent or Subsidiary of the Company, at all times during the relevant month; provided, however, that in the event of Optionee’s Termination Upon Change of Control, as defined in Optionee’s Change of Control Retention and Severance Agreement with the Company (the “Change of Control Agreement”), the terms of the Change of Control Agreement shall be applicable to and shall govern the vesting and exercise periods of the Option and shall supersede all provisions to the contrary in this Agreement. Optionee shall in no event be entitled under this Option to purchase a number of shares of the Company’s Common Stock greater than the Total Option Shares set forth above.

2.2 Expiration. This Option shall expire on the Expiration Date set forth above and must be exercised, if at all, on or before the earlier of the Expiration Date or the date on which this Option is earlier terminated in accordance with the provisions of Section 3, provided, however, that this Option will be not be exercisable after the expiration of seven (7) years from the Date of Grant.

2.3 Cessation of Vesting Due to Schedule Change. In the event Optionee voluntarily chooses (i.e., other than for reasons protected by law) to reduce his work schedule with the Company to fewer than twenty (20) hours per week, the Shares subject to the Option shall cease to vest during the period of time in which Optionee regularly maintains such a schedule. Shares subject to the Option shall begin to vest again once Optionee is regularly scheduled to work twenty (20) hours or more per week. The Committee shall make the determination as to when vesting shall cease or begin again. The Committee may, in its discretion, permit Shares subject to the Option to continue to vest during the time that Optionee is regularly scheduled to work fewer than (20) hours per week.

3. Termination.

3.1 Termination for Any Reason Except Death, Disability or Cause. If Optionee is Terminated for any reason except Optionee’s death, Disability or Cause, then this Option, to the extent (and only to the extent) that it is vested in accordance with the schedule set forth in Section 2.1 of this Agreement on the date of Termination, may be exercised by Optionee no later than three (3) months after the date of Termination, but in any event no later than the Expiration Date.

3.2 Termination Because of Death. If the Optionee is Terminated because of Optionee’s death (or the Optionee dies within three (3) months after a Termination other than for Cause or because of the Optionee’s Disability), then the Option may be exercised only to the extent that such Option would have been exercisable by the Optionee on the Termination Date and must be exercised by the Optionee’s legal representative or authorized assignee no later than twelve (12) months after the Termination Date (or such shorter time period not less than six (6) months or longer time period not exceeding five (5) years as may be determined by the Committee), but in any event no later than the Expiration Date.

3.3 Termination Because of Disability. If the Optionee is Terminated because of Optionee’s Disability, then the Option may be exercised only to the extent that such Option would have been exercisable by the Optionee on the Termination Date and must be exercised by the Optionee (or the Optionee’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date, but in any event no later than the Expiration Date.

3.4 Termination for Cause. If Optionee is Terminated for Cause, this Option will expire on the Optionee’s date of Termination, or at such later time and on such conditions as are determined by the Compensation Committee of the Company’s Board of Directors.

3.5 No Obligation to Employ. Nothing in this Agreement shall confer on Optionee any right to continue in the employ of, or other relationship with, the Company or any Parent or Subsidiary of the Company, or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Optionee’s employment or other relationship at any time, with or without Cause.

4. Manner of Exercise.

4.1 Stock Option Exercise Agreement. To exercise this Option, Optionee (or in the case of exercise after Optionee’s death, Optionee’s executor, administrator, heir or legatee, as the case may be) must deliver to the Company an executed stock option exercise agreement in the form attached hereto as Exhibit A, or in such other form as may be approved by the Company from time to time (the “Exercise Agreement”), which shall set forth, inter alia, Optionee’s election to exercise this Option, the number of shares being purchased (the “Exercised Shares”), any restrictions imposed on the Shares and any representations, warranties and agreements regarding Optionee’s investment intent and access to information as may be required by the Company to comply with applicable securities laws, together with payment in full of the Exercise Price for the number of Shares being purchased. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares. If someone other than Optionee exercises this Option, then such person must submit documentation reasonably acceptable to the Company that such person has the right to exercise this Option.

4.2 Limitations on Exercise. This Option may not be exercised unless such exercise is in compliance with all applicable federal and state securities laws, as they are in effect on the date of exercise. This Option may not be exercised as to fewer than 100 Shares unless it is exercised as to all Shares as to which this Option is then exercisable.

4.3 Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

(a) cash; or

(b) check; or

(c) provided that a public market for the Company’s Common Stock exists and subject to the Company’s insider trading policies, through a “same day sale” commitment from the Optionee and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby the Optionee irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased to pay for the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or

(d) other method authorized by the Company.

4.4 Tax Withholding. Prior to the issuance of the Shares upon exercise of this Option, Optionee must pay or provide for any applicable federal or state withholding obligations of the Company. If the Committee permits, Optionee may provide for payment of withholding taxes upon exercise of this Option by requesting that the Company retain Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld determined on the date that the amount of tax to be withheld is to be determined. In such case, the Company shall issue the net number of Shares to the Optionee by deducting the Shares retained from the Shares issuable upon exercise.

4.5 Issuance of Shares. Provided that the Exercise Agreement and payment are in form and substance satisfactory to counsel for the Company, the Company shall issue the Shares registered in the name of Optionee, Optionee’s authorized assignee, or Optionee’s legal representative, and shall deliver certificates representing the Shares with the appropriate legends affixed thereto.

5. Compliance with Laws and Regulations. The exercise of this Option and the issuance and transfer of Shares shall be subject to compliance by the Company and Optionee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer. Optionee understands that the Company is under no obligation to register or qualify the Shares with the Securities and Exchange Commission (“SEC”), any state securities commission or any stock exchange to effect such compliance.

6. Nontransferability of Option. This Option may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised (i) during the lifetime of Optionee only by Optionee, and (ii) after Optionee’s death, by the legal representative of the Optionee’s heirs or legatees. The terms of this Option shall be binding upon the executors, administrators, successors and assigns of Optionee.

7. Tax Consequences. Set forth below is a brief summary of some of the federal and California tax consequences of exercise of this Option and disposition of the Shares, as of the date of the Option. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. OPTIONEE SHOULD CONSULT A TAX ADVISOR BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

7.1 Exercise of Nonqualified Stock Option. There may be a regular federal and California income tax liability upon the exercise of this Option. Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Shares on the date of exercise over the Exercise Price. The Company will be required to withhold from Optionee’s compensation or collect from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver the Shares if such withholding amounts are not delivered at the time of exercise.

7.2 Disposition of Shares. If the Shares are held for more than twelve (12) months after the date of the transfer of the Shares pursuant to the exercise of an NQSO, any gain realized on disposition of the Shares will be treated as long-term capital gain, as the case may be for federal income tax purposes.

7.3 Possible Effect of Section 409A of the Code. Section 409A of the Code applies to arrangements that provide for the deferral of compensation. Generally, a stock option granted with an exercise price per share of not less than the “fair market value” (determined in a manner consistent with Section 409A of the Code and the regulations and other guidance promulgated thereunder) per share on the date of grant of the stock option and with no other feature providing for the deferral of compensation will not be subject to Section 409A of the Code. However, if the exercise price of the stock option is less than such “fair market value” or the stock option has another feature for the deferral of compensation, then if the stock option is not administered within the parameters established under Section 409A the optionholder will be subject to additional taxes. Also, the amount deemed to be deferred compensation under Section 409A of the Code will be subject to ordinary income and employment taxes. If Section 409A of the Code does apply to this Option, then special rules apply to the timing of making and effecting certain amendments of this Option with respect to distribution of any deferred compensation.

8. Privileges of Stock Ownership. Optionee shall not have any of the rights of a shareholder with respect to any Shares until Optionee exercises this Option and pays the Exercise Price. After Shares are issued to the Optionee, the Optionee will be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares.

9. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Optionee or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Optionee.

10. Entire Agreement. This Agreement, the Exercise Agreement and the Change in Control Agreement constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter.

11. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated above or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission via electronic means. Optionee agrees to notify the Company upon any change in the residence address indicated on the first page of the Agreement.

12. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Optionee and Optionee’s heirs, executors, administrators, legal representatives, successors and assigns.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to that body of law pertaining to choice of law or conflict of law.

14. Acceptance. Optionee hereby acknowledges receipt of a copy of this Agreement. Optionee has read and understands the terms and provisions thereof, and accepts this Option subject to all the terms and conditions of this Agreement. Optionee has had an opportunity to obtain the advice of counsel prior to executing this Agreement. Optionee acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of the Shares and that the Company has advised Optionee to consult a tax advisor prior to such exercise or disposition.

15. Modification, Extension or Renewal. The Committee may modify, extend or renew this Option and authorize the grant of new options in substitution therefor, provided that any such action may not, without the written consent of the Optionee, impair any of such Optionee’s rights under this Option.

16. Certificates. All certificates for Shares or other securities delivered upon exercise of this Option will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

17. Adjustment of Shares. In the event that the number of outstanding shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then the Exercise Price of and the number of Shares subject to this Option will be proportionately adjusted, subject to any required action by the Board or the Optionee and compliance with applicable securities laws; provided, however, that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up to the nearest whole Share, as determined by the Committee.

18. Corporate Transactions.

18.1 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Company shall notify the Optionee at least thirty (30) days prior to such proposed action. The Option will terminate immediately prior to the consummation of such proposed action.

18.2 Assumption or Replacement of Option by Successor. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, the Option shall be assumed or an equivalent award substituted by the successor corporation (including as a “successor” any purchaser of substantially all of the assets of the Company) or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Optionee shall have the right to exercise the Option as to all of the shares of Common Stock covered by the Option, including Shares as to which it would not otherwise be exercisable. If an Option is exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Company shall notify the Optionee that the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option shall be considered assumed if, following the merger or sale of assets, the Option confers the right to purchase or receive, for each share of Common Stock subject to the Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its parent entity, the Company may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each share of Common Stock subject to the Option, to be solely common stock of the successor corporation or its parent entity equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

18.3 Other Treatment of Option. Subject to any greater rights granted to the Optionee under the foregoing provisions of this section, in the event of the occurrence of any transaction described in Section 18.1, this Option will be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, or sale of assets.

19. Insider Trading Policy. Optionee shall comply with the Insider Trading Policy adopted by the Company from time to time covering transactions in the Company’s securities by employees, officers and/or directors of the Company.

20. Administration. This Agreement shall be administered by the Committee or by the Board acting as the Committee. The Committee shall have the authority to (i) construe and interpret this Agreement, (ii) prescribe, amend and rescind rules and regulations relating to the Option; (iii) grant waivers of conditions subject to the Option; (iv) correct any defect, supply any omission or reconcile any inconsistency in this Agreement; and (v) make all other determinations necessary or advisable for the administration of this Agreement.

21. Committee Discretion. Any determination made by the Committee with respect to the Option may be made in its sole discretion at any time, unless in contravention of any express term of this Agreement which requires such determination to be made at the time of grant of the Option, and such determination will be final and binding on the Company and the Optionee. Notwithstanding anything to the contrary, administration of this Agreement shall at all times be limited by the requirement that any administrative action or exercise of discretion shall be void (or suitably modified when possible) if necessary to avoid the application to Optionee of taxation under Section 409A of the Code.

22. Disputes. Any dispute regarding the interpretation of this Agreement shall be submitted by Optionee or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Optionee.

23. Amendment or Termination of the Agreement. The Committee may at any time terminate or amend this Agreement in any respect; provided, however, that the Committee will not, without the approval of the Optionee, amend this Agreement in any manner that impairs the rights of Optionee.

24. Definitions. As used in this Agreement, the following terms will have the following meanings:

“Board” means the Board of Directors of the Company.

“Cause” has the meaning set forth in the Change of Control Agreement.

“Change of Control Agreement” means the Change of Control Retention and Severance Agreement between Participant and the Company dated on or about June 9, 2014.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Disability” means a disability, whether temporary or permanent, partial or total, as determined by the Committee.

“Exercise Price” means the price at which a holder of an Option may purchase the Shares issuable upon exercise of the Option.

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a)	if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal;

(b)	if such Common Stock is publicly traded but is not quoted on the Nasdaq Stock Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; or

(c)	if none of the foregoing is applicable, by the Committee in good faith.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Termination” or “Terminated” means, for purposes of this Agreement with respect to the Optionee, that the Optionee has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor, or advisor to the Company or a Parent or Subsidiary of the Company. An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee, provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing. In the case of the Optionee is on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of this Option while on leave from the employ of the Company or a Subsidiary as it may deem appropriate, except that in no event may this Option be exercised after the expiration of the term set forth in this Agreement. The Committee will have sole discretion to determine whether the Optionee has ceased to provide services and the effective date on which the Optionee ceased to provide services (the “Termination Date”).

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in duplicate by its duly authorized representative and Optionee has executed this Agreement in duplicate as of the Date of Grant.

CEPHEID		PETER V. FARRELL, OPTIONEE

By:	/s/ John Bishop	/s/ Peter V. Farrell
(Signature)

John Bishop
(Please print name)

Chairman and Chief Executive Officer
(Please print title)